Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

October 21, 2025

Zenas BioPharma, Inc.

852 Winter Street, Suite 250

Waltham, MA 02451

Re: Registration of Securities by Zenas BioPharma, Inc.

Ladies and Gentlemen:

We have acted as counsel to Zenas BioPharma, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act, by certain stockholders of the Company identified in the Registration Statement, of up to 6,311,030 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the shares of Common Stock have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement and any amendments thereto will have become effective under the Securities Act, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect each time the Common Stock is offered and sold as contemplated by the Registration Statement, and (ii) all shares of Common Stock will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Zenas BioPharma, Inc.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP